Exhibit 10.3

2017 Long-Term Incentive Plan

This document sets forth the SpartanNash Company Long-Term Incentive Plan for awards made during the fiscal year ending December 30, 2017 and covering the three-year period December 28, 2019 (“2017 LTIP”).

1.Authority and Administration. This 2017 LTIP is authorized and administered by the Compensation Committee of the Board of Directors of SpartanNash Company. For Participants in positions at the Vice President level and above, the 2017 LTIP will have two equal award components: equity, in the form of SpartanNash common stock, and cash Compensation Committee. For Participants at the director level, the 2017 LTIP will have only a stock component.  The Compensation Committee retains the discretion to deliver a 2017 LTIP award comprised of all stock in lieu of an award comprised of stock and cash.  Awards will be subject to plan documents as follows:

a)

Equity component. The equity component of the 2017 LTIP will be granted under and subject to the Company’s Stock Incentive Plan of 2015. The terms and conditions of vesting of all equity awards, including upon termination in the event of death, retirement, disability, or change in control, are set forth in the Stock Incentive Plan and the individual award letters.

b)

Cash Component. The cash component of the 2017 LTIP will be administered under the Executive Cash Incentive Plan of 2015 for Participants who were “named executive officers” in the Company’s proxy statement or Annual Report on Form 10-K for fiscal 2016 or who serve as Executive Vice President or any more senior position. For all other Participants, this 2017 LTIP will be administered under the Cash Incentive Plan of 2010. This 2017 LTIP will be subject to the terms and conditions of the applicable Plan (which are incorporated into this document by reference). If there is any conflict between the terms of the applicable Plan and this 2017 LTIP, the terms of the applicable Plan will control. Capitalized terms not defined in this Plan have the meanings given to them in the applicable Plan.

2.Target Award Amount. Each Participant’s threshold, target and maximum 2017 LTIP award opportunity will be communicated to him or her separately in writing. Each 2017 LTIP award will be paid to the extent SpartanNash achieves at least the threshold level of performance for the applicable performance measurement, and the Participant otherwise satisfies the requirements of the LTIP and the applicable Plan.

3.Performance Period and Measurements.

a)	Performance Measurement. The “Performance Period” for the 2017 LTIP will begin on January 1, 2017 and end on December 28, 2019.

b)	Metrics. Payouts under the 2017 LTIP will be determined by SpartanNash’s performance with respect to the metrics below, each of which will be weighted by the corresponding percentage:

Performance Measurement	Percentage of Long-Term Cash Incentive Award
EPS[1]	40%
Consolidated Adjusted EBITDA [2]	40%
Plan-based ROIC[3]	20%

[1]	EPS means Diluted Earnings per Share on a Consolidated Net Earnings (adjusted for items not representative of ongoing operations) basis.

[2]

Consolidated Adjusted EBITDA is a non-GAAP operating financial measure that is defined as net earnings from continuing operations plus depreciation and amortization, and other non-cash items including imputed interest, deferred (stock) compensation, the LIFO provision, as well as adjustments for unusual items that do not reflect the ongoing operating activities of SpartanNash and costs associated with the closing of operational locations, interest expense and the provision for income taxes to the extent deducted in the computation of net earnings.

[3]

Plan-based ROIC is calculated by dividing the tax affected operating profit adjusted for income and expenses consistently with the annual incentive plan for the last year of the measurement period and LIFO expense by a 5 quarter average of total invested capital (total assets plus LIFO reserve less cash and non-interest bearing current liabilities), calculated using the last 5 quarters of the measurement period.

4.Performance Goals and Payouts. 2017 LTIP award payouts will be determined according to the matrices presented below. The levels of performance for EPS, Consolidated Adjusted EBITDA, and Plan-based ROIC will be communicated to Participants separately. No 2017 LTIP award will be paid with respect to a performance measurement unless SpartanNash achieves the threshold level of performance for that performance measurement. If SpartanNash’s actual performance achieved for EPS, Consolidated Adjusted EBITDA, or Plan-based ROIC exceeds the threshold level and falls between specified levels, then the percentage of the Target Award that will be paid will be determined by interpolation.

EPS

	Performance	Payout
Level	% of EPS Goal	% of Target
—	<80.0%	0.0%
Threshold	80.0%	10.0%
—	85.0%	32.5%
—	90.0%	55.0%
—	95.0%	77.5%
Target	100.0%	100.0%
—	104.0%	124.5%
—	108.0%	149.1%
—	112.0%	173.6%
Maximum	≥116.3%	200.0%

Consolidated Adjusted EBITDA

	Performance	Payout
Level	% of Consolidated Adjusted EBITDA Goal	% of Target
—	<90.0%	0.0%
Threshold	90.0%	50.0%
—	92.5%	62.5%
—	95.0%	75.0%
—	97.5%	87.5%
Target	100.0%	100.0%
—	101.3%	125.0%
—	102.5%	150.0%
—	103.8%	175.0%
Maximum	≥105.0%	200.0%

Plan-based ROIC

	Performance	Payout
Level	% of ROIC Goal	% of Target
—	<92.0%	0.0%
Threshold	92.0%	10.0%
—	94.0%	32.5%
—	96.0%	55.0%
—	98.0%	77.5%
Target	100.0%	100.0%
—	103.8%	125.0%
—	107.5%	150.0%
	111.3%	175.0%
Maximum	≥115.0%	200.0%

5.Exclusions. The evaluation of these metrics will exclude the events or their effects set forth in Section 5.3 of the Executive Cash Incentive Plan.

6.No Additional Vesting Period. Each 2017 LTIP component earned according to the matrices above, if any, will not be subject to any additional vesting period following the Performance Period.

7.Effect of Termination of Employment without a Change in Control. Except as set forth in Section 8 below: (a) if a Participant’s employment with SpartanNash terminates for any reason other than Retirement, Death, or Total Disability before the end of a Performance Period, any unearned portion of the 2017 LTIP award will be forfeited; and (b) if a Participant’s employment terminates for Retirement, Death or Total Disability, eligibility for payout of an 2017 LTIP award will be determined as follows:

a)

Death or Total Disability. If more than 12 months remain in the Performance Period, the Participant’s Target Award will be paid on a pro-rata basis based on the number of full weeks of employment during the Performance Period. The Incentive Award will be paid no later than the 15th day of the third month following the date of death or total disability. If 12 months or less remain in the Performance Period, then following the completion of the Performance Period, any earned LTIP award will be paid based on actual performance results on a pro-rata basis based on the number of full weeks of employment during the Performance Period. The Incentive Award will be paid no later than the 15th day of the third month following the date of the end of the Performance Period.

b)	Retirement. In the event of termination due to Retirement, the LTIP award, if any, will be the amount the Participant would have earned had he or she remained employed with SpartanNash until the end of the Performance Period based on actual performance results, paid on a pro-rated basis for the number of full weeks of employment during the Performance Period. The Incentive Award will be paid no later than the 15th day of the third month following the date of the end of the Performance Period.

c)

After the Performance Period. For termination due to death, Total Disability, or Retirement occurring after the performance period but before the payout date, the earned LTIP award (if any) will be paid in full no later than the 15th day of the third month following the date of death or total disability.

8.	Change in Control.

a)

Before the end of the Performance Period. Upon a Change in Control of SpartanNash (as defined in the Plan) before the end of the Performance Period, a Participant that is employed by SpartanNash on the effective date of the Change in Control will earn a 2017 LTIP award equal to the greater of the Target Award or the projected 2017 LTIP award (with the projected 2017 LTIP award to be calculated by estimating the Company’s expected performance for the Performance Period based on the Company’s performance in the then-current fiscal year as of the date of the Change in Control projected out through the end of the Performance Period), to be paid on a pro-rata basis for the number of full weeks completed in the Performance Period prior to the Change in Control. The Incentive Award will be paid no later than the 15th day of the third month following the Change in Control.

b)

After Performance Period. Upon a Change in Control following the Performance Period, any earned but unpaid 2017 LTIP award will be payable in full upon the earliest to occur of the termination of employment for any reason, or the date that is the 15th day of the third month following the Change in Control.

9.Executive Severance Agreement. The 2017 LTIP award opportunity described in this 2017 LTIP is not subject to the provisions of any Executive Severance Agreement with the Company. In the event of a Change in Control, a Participant’s right to receive any portion of the LTIP award described in this 2017 LTIP will be governed exclusively by the terms and conditions of the LTIP.

10.Clawback. All 2017 LTIP awards will be subject to the Company’s “clawback” policy providing for the recovery of incentive compensation.

11.Delegation of Authority. The Compensation Committee of the Board of Directors has delegated to the Chief Human Resources Officer and her designees the authority to administer and interpret the 2017 LTIP, provided that such administration and interpretation is not contrary to the Plan, this 2017 LTIP, or any determination of the Compensation Committee.

12.Other Rules of Participation.

a)	Associates in Director level roles or higher are eligible to be considered as a Participant in the 2017 LTIP.

b)

Associates who are selected to receive a 2017 LTIP award under this plan will receive a notification of their designation as a 2017 LTIP Participant (“Participant”). Only associates who are in eligible roles on January 1, 2017, or who are hired or promoted into a full-time eligible role on or before July 1, 2017 may be considered for a 2017 LTIP award. No 2017 LTIP awards may be made under the Executive Cash Incentive Plan after March 31, 2017.

c)	If a Participant is on a non-FMLA leave during the Performance Period, then the 2017 LTIP award payout, if any, will be prorated based on the number of weeks worked during the Performance Period.

d)	Associates who are on leave at the beginning of the Performance Period and terminate employment prior to returning to work are not eligible to receive an LTIP award.